Exhibit 99.1

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $1.3 BILLION OF SENIOR NOTES

INDIANAPOLIS, September 3, 2014 — Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $900 million principal amount of its 3.375% senior notes due October 1, 2024, and $400 million principal amount of its 4.25% senior notes due October 1, 2044.  Combined, the new issues of senior notes have a weighted average duration of 16.1 years and an average coupon rate of 3.64%.  This offering is expected to close on September 10, 2014.

The Operating Partnership intends to use the net proceeds of this offering primarily to fund the redemption (including the applicable make-whole amount) of all $250.0 million outstanding principal amount of the 7.875% notes due 2016 issued by one of its subsidiaries and to purchase any and all of the five series of outstanding senior notes of the Operating Partnership that are validly tendered pursuant to the cash tender offers announced in a separate press release issued today, and for general corporate purposes.  This offering is not contingent upon completion of the tender offers.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBS Securities Inc. are serving as joint book-running managers of the public offering, which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, (800) 503-4611, or email at prospectus.cpdg@db.com; or RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Attention: Debt Capital Markets Syndicate, Telephone: (866) 884-2071.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements regarding the proposed offering of senior notes.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the SEC.  These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon

Simon Property Group, L.P. is the majority-owned operating partnership subsidiary of Simon Property Group, Inc. (NYSE:SPG), an S&P 100 company and a global leader in retail real estate ownership, management and development. Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.